Exhibits 8.1.

List of significant subsidiaries of Pampa Energía S.A.

1) Generation Business

Inversora Nihuiles S.A.

Inversora Diamante S.A.

Inversora Piedra Buena S.A.

Central Térmica Loma de la Lata S.A.

Powerco S.A.

Hidroeléctrica Los Nihuiles S.A.

Hidroeléctrica Diamante S.A.

Central Piedra Buena S.A.

Central Térmica Güemes S.A.

Energía Distribuida S.A.

EGSSA Holding S.A.

Emdersa Generación Salta S.A.

2) Transmission Business

Transelec Argentina S.A.

Citelec S.A.

Transener S.A.

Transba S.A.

3) Distribution Business

IEASA S.A.

EASA S.A.

Empresa Distribuidora y Comercializadora Norte S.A.

Emdersa Holding S.A.

Emdersa S.A.

Empresa Distribuidora de La Rioja S.A.

4) Oil Business

Petrolera Pampa S.A.

5) Gas Business

EPCA S.A.

Compañía de Inversiones de Energía S.A.

TGS S.A.

6) Other Business

Pampa Real Estate S.A.

Bodega Loma de la Lata S.A.

All of the subsidiaries mentioned above have their jurisdiction of incorporation in the Republic of Argentina.